EXHIBIT 4C


PROTECTIVE LIFE INSURANCE COMPANY                  P. O. BOX 10648                  BIRMINGHAM, ALABAMA               35202-0648
--------------------------------------------------------------------------------------------------------------------------------



                  COMPOUND AND 3-YEAR RESET DEATH BENEFIT RIDER

We are amending the Contract to which this rider is attached by adding the following provisions and making them a part of the Contract as of its Effective
Date:

Compound Death Benefit - We will determine a compound anniversary value on the most recent Contract Anniversary before the earlier of the deceased Owner's 80th birthday or the deceased Owner's date of death.

The compound anniversary value is equal to the sum of:

(a) the accumulation to the Contract Anniversary of all Purchase Payments prior to that Contract Anniversary, minus the accumulation of amounts surrendered prior to that Contract Anniversary; plus,

(b) any Purchase Payments on or since that Contract Anniversary, minus any amounts surrendered on or since that Contract Anniversary.

If the Effective Date is before the deceased Owner's 71st birthday, the amounts in (a) will accumulate at an annual effective interest rate of 4.00%. If the Effective Date is on or after the deceased Owner's 71st birthday, the amounts in
(a) will accumulate at an annual effective interest rate of 3.00%

3-Year Reset Death Benefit - We will determine a 3-year reset anniversary value every 3rd Contract Anniversary occurring before the earlier of the deceased Owner's 80th birthday or the deceased Owner's date of death. Each 3-year reset anniversary value is equal the sum of: the Contract Value on that Contract Anniversary; plus all Purchase Payments since that Contract Anniversary; minus all amounts surrendered since that Contract Anniversary.

The death benefit will equal the greatest of: (1) the Contract Value; or (2) aggregate Purchase Payments less aggregate surrenders; or (3) the compound anniversary value; or (4) the greatest 3-year reset anniversary value attained.

Suspension of Benefits - For a period of one year after any change of ownership involving a natural person, the death benefit will equal the Contract Value.

Signed for the Company as of the Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

/s/ DEBORAH J. LONG
---------------------------------
Secretary


                                                                            8/98